Exhibit 99

For Immediate Release

Contact Linda Kyriakou at 212-986-5500

Sequa Elects Robert Weinberg to Board of Directors

New York, March 23 – Robert F. Weinberg has joined the board of directors of Sequa Corporation (NYSE;SQAA), it was announced today by Norman E. Alexander, chairman of the board.

Weinberg, 76, is president of Robert Martin Company, LLC, a real estate management and development firm active in suburban Westchester, Rockland and Fairfield Counties.  A mechanical and construction engineer (BS, 1949, New York University; MS, 1950, Massachusetts Institute of Technology), he also holds law degrees from Brooklyn Law School (LLB/JD, 1953).  Weinberg is a director of Mack-Cali, a New York real estate investment trust, and the City and Suburban Federal Savings Bank, based in Yonkers, New York.  He is active in civic and community organizations and presently serves as chairman of Expo – Westchester’s Orderly Growth Committee, and as a member of the Urban Land Institute.

Separately, Sequa has been notified that David S. Gottesman, an independent director, has decided not to stand for reelection at the company’s annual meeting, scheduled for May 5, 2005.  Following that meeting, and with the election of

Robert Weinberg, the Sequa board will consist of nine members.

Sequa Corporation is a diversified manufacturer with seven discrete business units organized around six operating segments: aerospace, automotive, metal coating, specialty chemicals, industrial machinery, and other products. For additional information, visit http://www.sequa.com.

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3/23/05